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                                                                      EXHIBIT 20



September 19, 1996


Dear Policyowner or Contract Owner:

As an Owner of a variable life insurance policy or variable annuity contract (either of which is referred to as a "Policy") issued by Western Reserve Life Assurance Co. of Ohio ("Western Reserve"), you have the right to instruct Western Reserve how to vote certain shares of the Emerging Growth Portfolio (the "Portfolio") of WRL Series Fund, Inc. (the "Fund") at the October 29, 1996 special meeting of shareholders of the Fund (the "Meeting"). To assist you in giving those instructions, we have enclosed the following:

         (1)  A Notice of the Special Meeting;
         (2)  A Voting Instruction Form; and
         (3)  A Proxy Statement to Shareholders.

Please read the enclosed Notice of the Special Meeting and the Proxy Statement for details regarding the purpose of the Meeting.

The primary purposes of the Meeting are to vote on approval of a new Sub-Advisory Agreement between Western Reserve and Van Kampen American Capital Asset Management, Inc. on behalf of the Portfolio of the Fund.

Western Reserve is the sole shareholder of the Portfolio. Although you are not directly a shareholder of the Portfolio, some or all of your Policy's cash value or contract value is invested, as provided by your Policy, in the Portfolio. Accordingly, you have the right under your Policy to instruct Western Reserve how to vote the Portfolio shares which are attributable to your Policy. The enclosed Voting Instruction Form shows the number of Proxy Votes in the Portfolio attributable to your Policy for which you are entitled to give voting instructions.

To be given effect at the Meeting, a properly executed Voting Instruction Form must be received by us at 201 Highland Avenue, Largo, Florida 33770 no later than October 27, 1996.

  IF WE SO RECEIVE YOUR FORM AND A CHOICE AS TO ANY PROPOSAL IS NOT SPECIFIED
            IN IT, WE WILL VOTE SUCH SHARES "FOR" SUCH PROPOSAL.

We will vote the shares of the Portfolio for which timely voting instructions are not received in the same proportion as those shares attributable to the Portfolio for which timely instructions are received. We will also vote the Portfolio's shares in our best judgment on any other matters which come before the Meeting.

The number of Portfolio shares for which an Owner may give instructions is determined as follows. For each Policy the number of votes in the Portfolio will be determined by dividing the amount of the Policy's cash value or contract value attributable to the Portfolio as of the record date by $100. Fractional shares will be counted.

Please complete the Voting Instruction Form and promptly return it in the enclosed postage paid envelope. Your instructions are very important, and we would appreciate your return of the Form as soon as possible.

Thank you for your prompt cooperation.

Very truly yours,


/s/ John R. Kenney
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Chairman, Chief Executive Officer and President
Western Reserve Life Assurance Co. of Ohio

P.S. IF YOU OWN MORE THAN ONE POLICY, YOU WILL RECEIVE A SEPARATE MAILING FOR EACH POLICY. IT IS IMPORTANT YOU RETURN A SIGNED VOTING INSTRUCTION FORM FOR EACH POLICY.